Exhibit 32.0

SECTION 1350 CERTIFICATION

Each of the undersigned hereby certifies in his capacity as an officer of Southern California Bancorp (the “Company”) that this Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2023 fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

Date: June 20, 2023	/s/ David I. Rainer
David I. Rainer
Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

Date: June 20, 2023	/s/ Thomas Dolan
Thomas Dolan
Chief Financial Officer
(Principal Financial Officer)